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[LOGO]  THE ASSOCIATES

NEWS

Media:  Fred Stern         Investors:   Dianne Douglas
        972 652-4042                    972 652-7294
        Fredrick_stern@afcc.com         Dianne_douglas@afcc.com

                           Shareholders:     1-888-NYSE-AFS


      TIMING ANNOUNCED FOR ASSOCIATES FIRST CAPITAL STOCK
                DISTRIBUTION TO FORD SHAREHOLDERS


     DALLAS, March 3, 1998 -- Associates First Capital Corporation (NYSE:AFS) today announced that Ford Motor Company has approved the terms of the distribution of its 80.7 percent interest in The Associates to Ford common and Class B shareholders. The distribution will be made on April 7, 1998 to shareholders of record on March 12, 1998.
     "This is the final step in our becoming fully independent for the first time in 30 years," said Keith W. Hughes, chairman and chief executive officer of The Associates. "We have enjoyed a great nine-year relationship with Ford. We thank Alex Trotman, chairman and chief executive officer, and the great people of Ford Motor Company for their confidence and support. This is a positive development for both companies and for our respective shareholders."
     The Associates was founded in 1918 and was purchased by Ford in 1989. In May 1996, The Associates completed an initial public offering of 19.3 percent of its common stock. Ford's decision to distribute its 279.5 million shares of The Associates follows a ruling from the U.S. Internal Revenue Service that the distribution qualifies as a tax-free transaction for U.S. federal income tax purposes.
     Mr. Hughes added, "The Associates is a company focused on growth through an emphasis on continuous improvement, product and geographic balance and customer service. We are eager to continue to prove ourselves as a premier financial services organization that creates value for customers, employees and shareholders."
     Associates First Capital Corporation, based in Dallas, is a leading diversified financial services company providing consumer and commercial finance, leasing and related services through 2,265 offices worldwide. It has managed assets of more than $60.1 billion.
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250 East Carpenter Freeway, P.O. Box 660237, Dallas, Texas  75266-0237,
972-652-4000